AMENDED & RESTATED AGREEMENT
FOR CONSTRUCTION OF HOKU ELECTRIC SUBSTATION
AND ASSOCIATED FACILITIES

THIS AMENDED & RESTATED AGREEMENT for the construction of Hoku electric substation and associated facilities (the “Agreement”) is entered into as of the __17th_______ day of __September____, 2008 by and between HOKU MATERIALS, INC., One Hoku Way, Pocatello, Idaho 83204 (“Hoku”) and IDAHO POWER COMPANY, P.O. Box 70, Boise, Idaho 83707 (“Idaho Power” or “IPCO”). Hoku and IPCO may also be referred to hereinafter individually as “Party” or collectively as the “Parties”.

RECITALS

A. Hoku is developing a manufacturing plant to produce polysilicon, a key material used in the production of solar cells and integrated circuits. The construction of an electric substation and associated transmission facilities is required to allow IPCO to supply electric capacity and energy to Hoku’s manufacturing complex located at One Hoku Way in Pocatello, Idaho (“Hoku Facility”). Hoku has requested that the substation and associated facilities be sized to allow IPCO to provide electric service to the Hoku Facility in an amount up to 82 Megawatts (“MW”) of demand.

B. Hoku and IPCO are parties to that certain Agreement for Construction of Hoku Electric Substation and Associated Facilities dated December 28, 2007 (the “Prior Agreement’). This Agreement shall amend and restate in its entirety, the Prior Agreement.

C. Because the Hoku Facility will be located in an area where Idaho Power does not have existing facilities of adequate capacity, delivery of power to the Hoku Facility site will require the construction of (1) approximately six (6) miles of 138,000 volt overhead transmission line to interconnect with Idaho Power’s existing transmission system, (2) a new 138,000-13,800 volt electric substation at the Hoku Facility to supply up to 82 MWs with two 67 MVA transformers, and (3) additional equipment and facilities at IPCO’s existing substations. These facilities are sometimes hereinafter collectively referred to as the “Requested Facilities” and are described in greater detail in Exhibit 1 to this Agreement. This Agreement is not subject to or governed by Rule H, Idaho Power’s tariff governing line installations, including any revisions to that rule, or any successor rules or schedules.

D. Idaho Power will construct the Requested Facilities in accordance with the terms and provisions of this Agreement.

E. Pursuant to the Prior Agreement, HOKU has paid Idaho Power the sum of $7,402,000, the receipt of which is hereby acknowledged by Idaho Power. An outstanding balance of $3,701,000 is presently owed under the prior Agreement and is hereby acknowledged by Hoku. This outstanding amount is included in the payments listed in Section 2.1 below.

NOW, THEREFORE, in consideration of the mutual obligations and undertakings set forth herein, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, Hoku and Idaho Power agree as follows:

AGREEMENTS

1. Construction of Requested Facilities Without duplicating any of the work performed pursuant to the Prior Agreement, and in furtherance thereof:

1.1  Idaho Power will construct the Requested Facilities to provide for the delivery of power (capacity) at a point generally described as the load side terminals of the substation transformer 13.8 kilovolt (“kV”) disconnect switches at the Hoku Facility (the “Delivery Point”).

1.2  Idaho Power will use commercially reasonable efforts to provide up to 20 MW of transmission service from the Alameda Substation by May 18, 2009. Requested facilities, including the second transmission line from the Don Substation, will be constructed and ready to serve up to 43 MW of demand by July 19, 2009. Idaho Power will use commercially reasonable efforts to complete final construction of the Requested Facilities by August 19, 2009. However, Hoku recognizes that Idaho Power’s ability to complete the Requested Facilities on or before that date is subject to the receipt of the payments and performance under the contract from Hoku as described herein, Idaho Power’s ability to obtain required labor, materials and equipment, timely receipt of satisfactory easements and rights of way, and timely receipt of governmental regulatory authorizations.

1.3  If Idaho Power fails to meet the completion deadline described above, and such failure is not excused as provided in Section 1.2, the Parties agree that Hoku may submit the matter to the Idaho Public Utilities Commission (“Commission”) for appropriate relief, and pending final resolution, Hoku’s obligation to make further payments pursuant to the terms of this Agreement shall be suspended.

2. Project Cost

2.1  Excluding amounts previously paid for design and engineering expenses, and including the amounts paid pursuant to the Prior Agreement, the total cost for the construction of the Requested Facilities is estimated to be $16,542,000.  Hoku’s payments to IPCO constitute a Contribution In Aid of Construction (“CIAC”) and include a tax gross-up of thirty-one percent (31%) to cover IPCO’s resulting income tax liability. Hoku shall pay IPCO in the amounts and at the times specified below:

September 30, 2008	$3,000,000
October 15, 2008	$2,000,000
November 15, 2008	$2,000,000
December 15, 2008	$2,140,000

At the completion of the project, Idaho Power will provide a true-up of the actual work order costs to the $16,542,000 estimate. Idaho Power will provide Hoku a report that will reflect actual dollars charged to the project by labor, materials, purchased services, overheads, and other expenses. Idaho Power will refund to Hoku any over collected amounts; any amounts under collected will be invoiced to Hoku with the refund or payment to be made to Idaho Power within 30 days from the true-up date. In the event of significant scheduling changes, the payment milestones will be delayed or accelerated accordingly. The total estimated cost of the Requested Facilities does not include costs associated with use of any temporary substations, transmission or distribution facilities that may be necessary to provide Hoku with temporary demonstration power prior to the expected August 19, 2009, completion date. The cost of such temporary facilities will be invoiced to and paid by Hoku separately from this Agreement and has no impact on the performance of either party under this Agreement.

2.2  If Hoku fails to pay an amount due on or before the payment milestone date specified in Section 2.1, any obligation of Idaho Power to further perform under this Agreement will be suspended pending receipt of such payment. If, after Idaho Power’s delivery to Hoku of notice that such payment has not been received, Hoku fails to make such payment within ten (10) days of Idaho Power sending such notice, Idaho Power may, in its sole discretion, terminate this Agreement. Hoku acknowledges that any delay in payment is likely to result in a schedule delay pursuant to Section 1.2 of this Agreement. If this Agreement is terminated by Idaho Power pursuant to this Section 2.2, Idaho Power shall refund to Hoku any portion of Hoku’s previous payments that Idaho Power has not encumbered, including any amounts that may be refunded to Idaho Power upon cancellation by Idaho Power of its third party contracts, for work orders for design, labor, materials and supplies, permitting costs and other expenditures for the Requested Facilities, and IPCO shall use reasonable efforts to avoid or mitigate such costs.

2.3  Hoku’s payments under this Agreement shall not provide or give Hoku any ownership rights or interest in the Requested Facilities. Ownership of the Requested Facilities and new Hoku Substation shall remain with IPCO.

3. Capacity Entitlement

3.1  Once construction of the Requested Facilities is complete, Idaho Power will have installed facilities and equipment sufficient to provide Hoku with 82 MW of electrical capacity measured at the Delivery Point to serve loads at the Hoku Facility. For five (5) years following the completion of construction, Idaho Power agrees not to serve additional customers from the two (2) substation transformers installed or utilize the two (2) vacant transformer spaces pursuant to this Agreement without the prior written consent of Hoku. However, if at the conclusion of the five (5)-year period following the completion of construction, total loads at the Hoku Facility are less than 82 MW, Hoku’s entitlement to capacity at the Delivery Point will be limited to the amount of contract demand established in the Electric Service Agreement referenced in Section 6 that is currently being negotiated between the Parties. Relinquishment of any portion of Hoku’s capacity entitlement, as discussed above, does not entitle Hoku to any refund of the CIAC or any other payments specified in Section 2.1. Idaho Power will send a letter to Hoku specifying the date when construction of the Requested Facilities has been completed and notifying Hoku that the five (5)-year time period described above has commenced.

4. Ownership Operation and Maintenance

4.1  Idaho Power will own, operate and maintain the Requested Facilities constructed pursuant to this Agreement. Hoku recognizes that the Requested Facilities will become part of Idaho Power’s integrated electrical transmission and distribution system and will be used by Idaho Power to provide electric service to other existing, and future, customers.

5. Rights of Way and/or Easements

5.1  Hoku and IPCO agree to work in good faith to acquire the rights to access and use the real property determined by IPCO to be reasonably required for locating, constructing, operating and maintaining the Requested Facilities. Idaho Power recognizes that Hoku does not own the land on which the Hoku facility will be located (the “Land”), but holds a long-term ground lease under which the City of Pocatello is the lessor. In the event IPCO purchases or otherwise acquires additional real property rights it deems necessary consistent with prudent utility practices to access and use the Requested Facilities, Hoku shall fully reimburse IPCO for amounts spent by IPCO to purchase or otherwise acquire such necessary real property interest. All such easements and rights of way will be in a form reasonably acceptable to Idaho Power. Idaho Power will be responsible for obtaining any and all other permits, rights-of-way, and/or regulatory approvals required by public agencies for performance of this Agreement and for payment of any and all permit fees and/or taxes required for or associated with such permits, rights-of-way, and regulatory approvals.

5.2  IPCO will make a good faith effort to coordinate construction, operation and maintenance schedules with Hoku so that such activities will not unreasonably interfere with Hoku’s access, ingress and egress to the Hoku manufacturing complex.

6. Refunds.

6.1  The Parties are concurrently negotiating an ELECTRIC SERVICE AGREEMENT (“ESA”) to govern the rates and terms of IPCO’s provision of electric service to Hoku. The ESA shall be subject to the approval of the Commission and the respective rights and obligations of the Parties hereunder shall be subject to the continuing jurisdiction and regulatory authority of said Commission. In the event an ESA cannot be reached that is satisfactory to the Parties and receives regulatory approval from the Commission, or if Hoku notifies IPCO that it no longer wishes to proceed with the construction of the Requested Facilities for any other reason, IPCO will refund only the amounts received that exceed the cost of constructing the Requested Facilities then completed or committed to date as described in Section 2.2, and IPCO shall use reasonable efforts to avoid or mitigate such costs.

7. Additional Provisions

7.1  Liability. Each Party will indemnify and hold harmless the other Party from and against loss, damage or liability, exclusive of costs and attorney’s fees, resulting from claims asserted by third persons against either or both Parties to this Agreement on account of injury or death to persons or damage or destruction of property occurring on such (indemnifying) Party’s side of the aforesaid Delivery Point, unless such injury or damage shall have resulted from the sole negligence of the other Party; provided, however, that each Party shall be solely responsible for claims of and payment to its employees for injuries occurring in connection with their employment or arising out of any worker’s compensation laws.

7.2  Limitation on Liability. NEITHER PARTY SHALL, IN ANY EVENT, BE LIABLE TO THE OTHER FOR ANY SPECIAL, INCIDENTAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES SUCH AS, BUT NOT LIMITED TO, LOST PROFITS, REVENUE OR GOOD WILL, OR INTEREST, WHETHER SUCH LOSS IS BASED ON CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE.

   7.3  Waivers. Any waiver at any time by either Party of any right with respect to any matter arising under this Agreement, or any failure to give notice provided hereunder, shall not be deemed to be a waiver with respect to any subsequent matter, nor as the establishment of or consent to any practice under this Agreement or an interpretation of any term or provision hereof.

   7.4  Regulatory Authority. This Agreement is subject to valid laws and to the regulatory authority and orders, rules and regulations of the Commission and such other administrative bodies having jurisdiction, as well as Idaho Power Company’s Rules and Regulations as now or may be hereafter modified and approved by the Commission.

   7.5  Choice of Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Idaho, and venue for any court proceeding arising out of this Agreement shall be in Boise, Idaho.

7.6  Dispute Resolution. Prior to commencement of any suit, claim or other cause of action in any court proceeding, Hoku and IPCO agree to undertake good faith efforts to resolve such differences through negotiations between senior business representatives of each company. In the event of a dispute arising under this Agreement that cannot be resolved through negotiation, the prevailing party shall be entitled to reimbursement from the non-prevailing party for all reasonable costs and expenses, including reasonable attorney’s fees incurred by the prevailing party in the formal resolution of the dispute.

  7.7  Modifications and Counterparts. This Agreement sets forth the entire understanding and agreement of Hoku and IPCO with regard to the construction of the Requested Facilities. This Agreement may only be amended or modified by a writing signed by the duly authorized representatives of both parties. This Agreement may be executed in counterparts, each of which, taken together, shall constitute one and the same Agreement.

7.8  Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be given to the intended recipient at the address specified below:

If to IPCO, to:          Dan Minor
Senior Vice President, Delivery
Idaho Power Company
P.O. Box 70
Boise, Idaho 83707

With a copy to:       Thomas Saldin
General Counsel
Idaho Power Company
P.O. Box 70
Boise, Idaho 83707

and

If to Hoku, to:          Karl Taft
CTO
Hoku Materials, Inc.
One Hoku Way
Pocatello, Idaho 83204

With a copy to:       Dustin Shindo
CEO
Hoku Scientific, Inc.
1075 Opakapaka Street
Kapolei, Hawaii 96707-1887

8. Commission Approval. This Agreement and the respective rights and obligations of the Parties hereunder shall be subject to the continuing jurisdiction and regulatory authority of the Commission.

IN WITNESS WHEREOF, the Parties have entered into this Agreement effective as of the day and year first above written.

HOKU MATERIALS, INC.

By:	/s/ Dustin M. Shindo
Title:	CEO

IDAHO POWER COMPANY

By:	/s/ Daniel B. Minor
Title:	Senior Vice President, Delivery

EXHIBIT 1

HOKU REQUESTED FACILITIES

New 138-13.8 kV Substation to be located at Hoku Facility

•	2 - 138kV Line Terminals with relay protection

•	2 - 36/67MVA, 138-13.8kV, LTC substation power transformers

•	4 - 138kV circuit breakers and diagonal ring bus configuration rated for service up to 150 MWs and space for two additional transformers

•	2 - 13.8kV 3000 amp metered bus points of delivery

•	Control enclosure for equipment protective relays and station battery

•	Approx 1+ acre yard size (site and access provided by Hoku)

Don Substation

•	Install 1 new 138kV Transmission Line Terminal with circuit breaker and protective relays with 1272 bus conductor for the transmission line to the new substation located at the Hoku Facility.

Alameda Substation

•	Install 1 new 138kV Transmission Line Terminal with protective relays with 795 bus conductor for the transmission line to the new substation located at the Hoku Facility.

•	Add 1 - 138kV circuit breaker and line relay protection to existing Alameda Tap Transmission Line.

Transmission Lines

•	Construct approx 3-mile 138kV single pole transmission line with 1272 aluminum conductor from Don Substation to new substation located at the Hoku Facility.

•	Construct approx 3-mile 138kV single pole transmission line with 795 aluminum conductor from Alameda Substation to new substation located at the Hoku Facility.

Kinport Substation

•	Install protective relay for redundant Kinport-Alameda-Hoku 138kV transmission source.

Terry Substation

•	Install protective relay for redundant Terry-Alameda-Hoku 138kV transmission source.

Pocatello Service Building

•	Install protective relay communications equipment for redundant Kinport¬Alameda-Terry 138kV transmission source.

EXHIBIT 1